UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PROLOR Biotech, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-0854033
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
3 Sapir Street Weizmann Science Park Nes-Ziona, Israel	74140
(Address of principal executive officers)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

common stock, par value $0.00001 per share	NYSE Amex

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  (None)

Item 1.  Description of Registrant’s Securities to be Registered.

PROLOR Biotech, Inc., a Nevada corporation (the “Company”), is registering hereunder its common stock, par value $0.00001 per share (“Common Stock”).  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the Company’s common stockholders, including the election of directors.  Generally, all matters submitted to a vote of the Company’s stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of shares of the Company’s preferred stock, par value $0.00001 per share, as may from time to time be outstanding (any such shares, “Preferred Shares”). The Company’s articles of incorporation, as amended (the “Articles”), do not provide for cumulative voting in the election of directors.  Except as otherwise provided by applicable law, and subject to any voting rights granted to holders of Preferred Shares, amendments to the Articles generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock.  Subject to any preferential rights to which holders of Preferred Shares are entitled, holders of Common Stock are entitled to cash dividends as may be declared from time to time by the Company’s Board of Directors from funds legally available therefore. Subject to any preferential rights to which holders of Preferred Shares are entitled, upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive, pro rata, all assets available for distribution to such holders.

Item 2.  Exhibits.

Exhibit Number	Description

3.1
Amended and Restated Articles of Incorporation of Modigene Inc. (n/k/a PROLOR Biotech, Inc.), filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2007 and incorporated by reference herein.

3.2
Certificate of Amendment to the Amended and Restated Articles of Incorporation of Modigene Inc. (n/k/a PROLOR Biotech, Inc.), filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2009 and incorporated by reference herein.

3.3
Amended and Restated Bylaws of Modigene Inc. (n/k/a PROLOR Biotech, Inc.), filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2007 and incorporated by reference herein.

4.1
Certificate of Designation of Series A Convertible Preferred Stock, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 27, 2008 and incorporated by reference herein.

4.2
Certificate of Designation of Series B Convertible Preferred Stock, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 24, 2009 and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 23, 2010	PROLOR Biotech, Inc. By: /s/ Shai Novik President